Exhibit 99.1

Contact: Jeff Harkins
Investor Relations
940-297-3877
jharkins@sallybeauty.com

Sally Beauty Holdings Reports Third Quarter Fiscal 2023 Results;

Maintains Full Year Sales Guidance and Updates Operating Margin Outlook to High End of Previous Range

➣
Q3 GAAP Operating Margin of 9.7%; Adjusted Operating Margin of 9.6%
➣
Q3 GAAP Diluted EPS of $0.46; Adjusted Diluted EPS of $0.49
➣
Introduces New Store Concept – Happy Beauty Co.

DENTON, Texas, August 3, 2023 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”), the leader in professional hair color, today announced financial results for its third quarter ended June 30, 2023. The Company will hold a conference call today at 7:30 a.m. Central Time to discuss these results and its business.

Fiscal 2023 Third Quarter Summary

•
Consolidated net sales of $931 million, a decrease of 3.2% compared to the prior year;
•
Consolidated comparable sales increased 0.6%;
•
Global e-commerce sales increased 3% to $83 million, representing 8.9% of net sales;
•
GAAP gross margin at 51.0%; Adjusted Gross Margin at 50.9%;
•
GAAP operating earnings of $90 million and GAAP operating margin of 9.7%; Adjusted Operating Earnings of $90 million and Adjusted Operating Margin of 9.6%; and
•
GAAP diluted net earnings per share of $0.46 and Adjusted Diluted Net Earnings Per Share of $0.49.

“We are pleased to report another solid quarter with net sales of $931 million, Adjusted Gross Margin of 51%, Adjusted EBITDA of $119 million and free cash flow of $32 million. Three quarters into our fiscal year, we are on track with our operating initiatives and the financial guidance we originally laid out for fiscal 2023,” said Denise Paulonis, president and chief executive officer.

“Our teams remain focused on fueling growth through our core strategic initiatives – enhancing customer centricity, driving innovation and increasing operating efficiency. Of note, we continue to pilot a number of growth driving initiatives, including Cosmo Prof Direct, Studio by Sally and Happy Beauty Co. When combined with our focus on innovation and owned brands, we are confident that our strategies will continue to build upon our modern and dynamic retail platform, taking us well into the future. Importantly, we remain steadfast in our commitment to enhance value for our customers and shareholders over the long-term.”

Fiscal 2023 Third Quarter Operating Results

Third quarter consolidated net sales were $931.0 million, a decrease of 3.2% compared to the prior year. The Company was operating 352 fewer stores at the end of the quarter compared to the prior year. Foreign currency translation had a favorable impact of 20 basis points on consolidated net sales for the quarter. At constant currency, global e-commerce sales increased 3% compared to the prior year to $83 million or 8.9% of consolidated net sales for the quarter.

Consolidated comparable sales increased 0.6%, driven primarily by Sally Beauty’s strong sales recapture rates from the Company’s recent store optimization efforts, mostly offset by the continuation of stylist demand trends seen over the last several quarters at Beauty Systems Group.

Consolidated gross profit for the third quarter was $474.7 million compared to $490.2 million in the prior year, a decrease of 3.2%. Consolidated GAAP gross margin was 51.0%, flat compared to the prior year. Adjusted Gross Margin, which excludes the true-up of a non-cash inventory write-down in the fourth quarter of fiscal 2022 related to the Company’s previously announced distribution center consolidation and store optimization plan, was 50.9%, a decrease of 10 basis points compared to 51.0% in the prior year. Higher product margin at Sally Beauty, driven by pricing leverage and higher owned brand penetration, was offset by lower margin at Beauty Systems Group resulting from an unfavorable sales mix shift between the segment’s stores and expanded Regis partnership, as well as a shift in some distribution center costs from selling, general and administrative expenses into gross margin.

Selling, general and administrative (SG&A) expenses totaled $384.2 million, a decrease of $6.8 million compared to $391.0 million in the prior year. The decrease was driven primarily by the savings from the Company’s previously announced distribution center consolidation and store optimization plan, lower advertising costs and prudent cost control, partially offset by higher labor and accrued bonus expenses. As a percentage of sales, SG&A expenses were 41.3% compared to 40.7% in the prior year.

GAAP operating earnings and operating margin in the third quarter were $90.1 million and 9.7%, compared to $99.2 million and 10.3%, in the prior year. Adjusted Operating Earnings and Operating Margin, excluding the Company’s restructuring efforts and COVID-19 related net expenses, were $89.8 million and 9.6%, compared to $100.6 million and 10.5%, in the prior year.

GAAP net earnings in the third quarter were $50.8 million, or $0.46 per diluted share, compared to GAAP net earnings of $46.6 million, or $0.43 per diluted share in the prior year. Adjusted Net Earnings, excluding the Company’s restructuring efforts, COVID-19 related net expenses, the loss on extinguishment of debt, and other adjustments, were $53.3 million, or $0.49 per diluted share, compared to Adjusted Net Earnings of $59.8 million, or $0.55 per diluted share in the prior year. Adjusted EBITDA in the third quarter was $118.8 million, a decrease of 7.5% compared to the prior year, and Adjusted EBITDA Margin was 12.8%, a decrease of 50 basis points compared to the prior year.

Balance Sheet and Cash Flow

As of June 30, 2023, the Company had cash and cash equivalents of $74 million and an outstanding balance of $16 million under its asset-based revolving line of credit. At the end of the quarter, inventory was $996 million, down 2% versus a year ago. Third quarter cash flow from operations was $53.1 million. Capital expenditures in the quarter totaled $21.6 million.

The Company ended the quarter with a net debt leverage ratio of 2.2x.

On April 28, 2023, the Company entered into a 3-year interest rate swap agreement, which swaps a notional amount of $200 million of the new term loan, which was refinanced in February of 2023, from a floating term SOFR rate to a fixed rate of 3.705%.

Fiscal 2023 Third Quarter Segment Results

Sally Beauty Supply

•
Segment net sales were $534.9 million in the quarter, a decrease of 3.0% compared to the prior year. The segment operated 327 fewer stores at the end of the quarter compared to the prior year and had a favorable impact of 70 basis points from foreign currency translation on reported sales. At constant currency, segment e-commerce sales decreased 5% to $32 million or 5.9% of segment net sales for the quarter.
•
Segment comparable sales increased 3.0% in the third quarter, driven primarily by strong sales recapture rates from the Company’s recent store optimization efforts. The Sally Beauty businesses in the U.S. and Canada represented 77% of segment net sales for the quarter and had a comparable sales increase of 3.1%.
•
At the end of the quarter, net store count was 3,141.
•
GAAP gross margin increased by 30 basis points to 58.8% compared to the prior year. The increase was primarily driven by higher product margin from pricing leverage and higher owned brand penetration.
•
GAAP operating earnings were $88.7 million compared to $88.8 million in the prior year, essentially flat. GAAP operating margin increased to 16.6% compared to 16.1% in the prior year.

Beauty Systems Group

•
Segment net sales were $396.1 million in the quarter, a decrease of 3.3% compared to the prior year. The segment operated 25 fewer stores at the end of the quarter compared to the prior year and had an unfavorable impact of 40 basis points on reported sales from foreign currency translation. At constant currency, segment e-commerce sales increased 8% to $51 million or 13.0% of segment net sales for the quarter.
•
Segment comparable sales decreased 2.4% in the third quarter, primarily reflecting the continuation of stylist demand trends seen over the last several quarters.
•
At the end of the quarter, net store count was 1,336.
•
GAAP gross margin decreased 40 basis points to 40.5% in the quarter compared to the prior year, driven primarily by an unfavorable sales mix shift between the segment’s stores and expanded Regis partnership, as well as a shift in some distribution center costs from selling, general and administrative expenses into gross margin.

•
GAAP operating earnings were $48.7 million in the quarter, a decrease of 13.1% compared to $56.1 million in the prior year. GAAP operating margin in the quarter was 12.3% compared to 13.7% in the prior year.
•
At the end of the quarter, there were 650 distributor sales consultants compared to 700 in the prior year.

Fiscal Year 2023 Guidance

The Company is updating its full fiscal year 2023 guidance by revising its Adjusted Operating Margin to the higher end of the original guidance. All other components of the Company’s full fiscal year 2023 original guidance are being maintained:

•
Comparable sales are expected to increase by low single digits compared to the prior year, driven by growth in key categories, sales transfer from store closures related to the Company’s store optimization efforts, the expanded Regis distribution and new strategic initiatives;
•
Net sales are expected to decline by low-single digits compared to the prior year, reflecting the unfavorable impact due to store closures from the Company’s store optimization efforts, net of expected sales recapture rates;
•
Gross margin is expected to remain above 50%; and
•
Adjusted Operating Margin is now expected to be in the range of 9.0% and 9.4% (previously 8.5% to 9.5%).

* The Company does not provide a reconciliation for forward-looking non-GAAP financial measures where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the occurrence and the financial impact of various items that have not yet occurred, are out of the Company’s control or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Sally Beauty Holdings Launches New Store Concept – Happy Beauty Co.

The Company announced the launch of Happy Beauty Co., a unique new retail store concept that brings to market an engaging beauty experience with a value price point offering. Happy Beauty Co. offers quality beauty at great prices in an accessible, fun and expressive environment. All of the merchandise is priced under $10 with product offerings encompassing four key categories: Cosmetics & Facial Care, Bath & Body, Nails and Hair, featuring both third-party brands and the Company’s owned brands. The initial pilot store was opened in the Dallas/Ft. Worth market in late June.

Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and audio webcast today to discuss its financial results and its business at approximately 7:30 a.m. Central Time today, August 3, 2023. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed. Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, sallybeautyholdings.com/investor-relations. The conference call can be accessed by dialing (844) 867-6169 (International: (409) 207-6975) and referencing the access code 520214#. The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals. A replay of the earnings conference call will be available starting at 10:30 a.m. Central Time, August 3, 2023, through August 17, 2023, by dialing (866) 207-1041 (International: (402) 970-0847) and referencing access code 5345065#. Also, a website replay will be available on sallybeautyholdings.com/investor-relations.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH), as the leader in professional hair color, sells and distributes professional beauty supplies globally through its Sally Beauty Supply and Beauty Systems Group businesses. Sally Beauty Supply stores offer up to 7,000 products for hair color, hair care, nails, and skin care through proprietary brands such as Ion®, Strawberry Leopard®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and L’Oreal®. Beauty Systems Group stores, branded as CosmoProf® or Armstrong McCall® stores, along with its outside sales consultants, sell up to 8,000 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and Olaplex®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit https://www.sallybeautyholdings.com/.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, those described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended September 30, 2022. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or

GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted Gross Margin; (2) Adjusted Selling, General and Administrative Expenses; (3) Adjusted EBITDA and EBITDA Margin; (4) Adjusted Operating Earnings and Operating Margin; (5) Adjusted Net Earnings; (6) Adjusted Diluted Net Earnings Per Share; and (7) Operating Free Cash Flow. We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted Gross Margin – We define the measure Adjusted Gross Margin as GAAP gross margin excluding the true-up of the inventory non-cash write-down for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Selling, General and Administrative Expenses – We define the measure Adjusted Selling, General and Administrative Expenses as GAAP selling, general and administrative expenses excluding COVID-19 net expenses for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin – We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s restructuring plans and COVID-19 related net expenses for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings and Operating Margin – Adjusted operating earnings are GAAP operating earnings that exclude costs related to the Company’s restructuring plans and net expenses related to COVID-19 for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Net Earnings – Adjusted net earnings is GAAP net earnings that exclude tax-effected costs related to the Company’s restructuring plans, tax-effected net expenses related to COVID-19, tax-effected other adjustments, and tax-effected losses on extinguishment of debt for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Diluted Net Earnings Per Share – Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude tax-effected costs related to the Company’s restructuring plans, tax-effected net expenses related to COVID-19, tax-effected other adjustments and tax-effected losses on extinguishment of debt for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow – We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less payments for capital expenditures (net). We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account payments for capital expenditures (net).

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses; providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance. These non-GAAP measures should not be considered a substitute for or superior to GAAP results. Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Segment Information	1
Non-GAAP Financial Measures Reconciliations	2-3
Non-GAAP Financial Measures Reconciliations; Adjusted EBITDA and
Operating Free Cash Flow	4
Store Count and Comparable Sales	5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2023	2022	Percentage Change	2023	2022	Percentage Change
Net sales	$931,008	$961,467	(3.2)%	$2,806,775	$2,853,105	(1.6)%
Cost of products sold	456,303	471,259	(3.2)%	1,375,157	1,397,436	(1.6)%
Gross profit	474,705	490,208	(3.2)%	1,431,618	1,455,669	(1.7)%
Selling, general and administrative expenses	384,183	390,961	(1.7)%	1,165,420	1,156,082	0.8%
Restructuring	397	44	802.3%	18,077	1,143	1481.5%
Operating earnings	90,125	99,203	(9.2)%	248,121	298,444	(16.9)%
Interest expense	18,654	35,977	(48.2)%	53,262	76,113	(30.0)%
Earnings before provision for income taxes	71,471	63,226	13.0%	194,859	222,331	(12.4)%
Provision for income taxes	20,650	16,659	24.0%	52,840	60,117	(12.1)%
Net earnings	$50,821	$46,567	9.1%	$142,019	$162,214	(12.4)%

Earnings per share:
Basic	$0.47	$0.44	6.8%	$1.32	$1.48	(10.8)%
Diluted	$0.46	$0.43	7.0%	$1.30	$1.46	(11.0)%

Weighted average shares:
Basic	107,560	106,940		107,383	109,238
Diluted	109,668	108,526		109,519	110,907

			Basis Point Change			Basis Point Change
Comparison as a percentage of net sales
Consolidated gross margin	51.0%	51.0%	—	51.0%	51.0%	0
Selling, general and administrative expenses	41.3%	40.7%	60	41.5%	40.5%	100
Consolidated operating margin	9.7%	10.3%	(60)	8.8%	10.5%	(170)
Effective tax rate	28.9%	26.3%	260	27.1%	27.0%	10

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2023	September 30, 2022
Cash and cash equivalents	$74,337	$70,558
Trade and other accounts receivable	77,758	72,277
Inventory	996,404	936,374
Other current assets	50,897	53,192
Total current assets	1,199,396	1,132,401
Property and equipment, net	281,181	297,876
Operating lease assets	569,103	532,177
Goodwill and other intangible assets	585,209	576,381
Other assets	40,516	38,032
Total assets	$2,675,405	$2,576,867

Current maturities of long-term debt	$20,176	$68,658
Accounts payable	243,976	275,717
Accrued liabilities	140,391	161,065
Current operating lease liabilities	154,749	157,734
Income taxes payable	6,345	4,740
Total current liabilities	565,637	667,914
Long-term debt, including capital leases	1,064,908	1,083,043
Long-term operating lease liabilities	450,656	424,762
Other liabilities	22,431	22,427
Deferred income tax liabilities, net	84,061	85,085
Total liabilities	2,187,693	2,283,231
Total stockholders’ equity	487,712	293,636
Total liabilities and stockholders’ equity	$2,675,405	$2,576,867

Supplemental Schedules 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2023	2022	Percentage Change	2023	2022	Percentage Change
Net sales:
Sally Beauty Supply ("SBS")	$534,932	$551,725	(3.0)%	$1,614,650	$1,639,040	(1.5)%
Beauty Systems Group ("BSG")	396,076	409,742	(3.3)%	1,192,125	1,214,065	(1.8)%
Total net sales	$931,008	$961,467	(3.2)%	$2,806,775	$2,853,105	(1.6)%
Operating earnings:
SBS	$88,683	$88,792	(0.1)%	$279,991	$270,355	3.6%
BSG	48,696	56,067	(13.1)%	135,603	160,621	(15.6)%
Segment operating earnings	137,379	144,859	(5.2)%	415,594	430,976	(3.6)%
Unallocated expenses (1)	46,857	45,612	2.7%	149,396	131,389	13.7%
Restructuring	397	44	802.3%	18,077	1,143	1481.5%
Interest expense	18,654	35,977	(48.2)%	53,262	76,113	(30.0)%
Earnings before provision for income taxes	$71,471	$63,226	13.0%	$194,859	$222,331	(12.4)%

Segment gross margin:	2023	2022	Basis Point Change	2023	2022	Basis Point Change
SBS	58.8%	58.5%	30	59.2%	58.6%	60
BSG	40.5%	40.9%	(40)	40.0%	40.8%	(80)
Segment operating margin:
SBS	16.6%	16.1%	50	17.3%	16.5%	80
BSG	12.3%	13.7%	(140)	11.4%	13.2%	(180)
Consolidated operating margin	9.7%	10.3%	(60)	8.8%	10.5%	(170)

(1)
Unallocated expenses, including share-based compensation expense, consist of corporate and shared costs and are included in selling, general and administrative expenses.

Supplemental Schedules 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30, 2023
	As Reported (GAAP)	Restructuring (1)	Other (2)	As Adjusted (Non-GAAP)
Cost of products sold	$456,303	$746	$—	$457,049
Consolidated gross margin	51.0%			50.9%
Selling, general and administrative expenses	384,183	—	—	384,183
SG&A expenses, as a percentage of sales	41.3%			41.3%
Operating earnings	90,125	(349)	—	89,776
Operating margin	9.7%			9.6%
Interest expense	18,654	—	—	18,654
Earnings before provision for income taxes	71,471	(349)	—	71,122
Provision for income taxes (5)	20,650	(89)	(2,700)	17,861
Net earnings	$50,821	$(260)	$2,700	$53,261

Earnings per share:
Basic	$0.47	$(0.00)	$0.03	$0.50
Diluted	$0.46	$(0.00)	$0.02	$0.49

	Three Months Ended June 30, 2022
	As Reported (GAAP)	Restructuring (1)	COVID-19 (3)	Loss on Debt Extinguishment (4)	As Adjusted (Non-GAAP)
Cost of products sold	$471,259	$—	$—	$—	$471,259
Consolidated gross margin	51.0%				51.0%
Selling, general and administrative expenses	390,961	—	(1,304)	—	389,657
SG&A expenses, as a percentage of sales	40.7%				40.5%
Operating earnings	99,203	44	1,304	—	100,551
Operating margin	10.3%				10.5%
Interest expense	35,977	—	—	(16,439)	19,538
Earnings before provision for income taxes	63,226	44	1,304	16,439	81,013
Provision for income taxes (5)	16,659	(25)	335	4,225	21,194
Net earnings	$46,567	$69	$969	$12,214	$59,819

Earnings per share:
Basic	$0.44	$0.00	$0.01	$0.11	$0.56
Diluted	$0.43	$0.00	$0.01	$0.11	$0.55

(1)
For the three months ended June 30, 2023, restructuring represents adjustments and expenses related to store closures in connection with our distribution center consolidation and store optimization plan, including $0.8 million related to adjustments to our expected obsolescence reserve in cost of products sold. For the three months ended June 30, 2022, restructuring represents expenses incurred primarily in connection with the Transformation Plan.
(2)
Other represents additional taxes and interest for the one-time transition tax on unrepatriated foreign earnings (“Repatriation Tax”).
(3)
COVID-19-related expense is comprised of disposal costs for obsolete personal-protective equipment inventory ("PPE").
(4)
Loss on debt extinguishment relates to the repayment of our 8.750% Senior Secured Second Lien Notes due 2025, which included a redemption premium of $13.1 million and the write-off of unamortized deferred financing costs of $3.3 million included in interest expense.
(5)
The provision for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized.

Supplemental Schedules 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands, except per share data)

(Unaudited)

	Nine Months Ended June 30, 2023
	As Reported (GAAP)	Restructuring (1)	COVID-19 (2)	Other (3)	As Adjusted (Non-GAAP)
Cost of products sold	$1,375,157	$5,789	$—	$—	$1,380,946
Consolidated gross margin	51.0%				50.8%
Selling, general and administrative expenses	1,165,420	—	(1,052)	—	1,164,368
SG&A expenses, as a percentage of sales	41.5%				41.5%
Operating earnings	248,121	12,288	1,052	—	261,461
Operating margin	8.8%				9.3%
Interest expense	53,262	—	—	—	53,262
Earnings before provision for income taxes	194,859	12,288	1,052	—	208,199
Provision for income taxes (5)	52,840	3,109	270	(2,700)	53,519
Net earnings	$142,019	$9,179	$782	$2,700	$154,680

Earnings per share:
Basic	$1.32	$0.09	$0.01	$0.03	$1.44
Diluted	$1.30	$0.08	$0.01	$0.02	$1.41

	Nine Months Ended June 30, 2022
	As Reported (GAAP)	Restructuring and Other (1)	COVID-19 (2)	Loss on Debt Extinguishment (4)	As Adjusted (Non-GAAP)
Cost of products sold	$1,397,436	$—	$(2,841)	$—	$1,394,595
Consolidated gross margin	51.0%				51.1%
Selling, general and administrative expenses	1,156,082	(1,546)	(3,382)	—	1,151,154
SG&A expenses, as a percentage of sales	40.5%				40.3%
Operating earnings	298,444	2,689	6,223	—	307,356
Operating margin	10.5%				10.8%
Interest expense	76,113	—	—	(16,439)	59,674
Earnings before provision for income taxes	222,331	2,689	6,223	16,439	247,682
Provision for income taxes (5)	60,117	(1,829)	1,728	4,225	64,241
Net earnings	$162,214	$4,518	$4,495	$12,214	$183,441

Earnings per share:
Basic	$1.48	$0.04	$0.04	$0.11	$1.68
Diluted	$1.46	$0.04	$0.04	$0.11	$1.65

(1)
For the nine months ended June 30, 2023, restructuring represents expenses incurred primarily in connection with our Distribution Center Consolidation and Store Optimization Plan, including $5.8 million related to adjustments to our expected obsolescence reserve in cost of products sold. For the nine months ended June 30, 2022, restructuring and other represents costs and expenses incurred primarily in connection with the Transformation Plan and cancelled debt offering during the period.
(2)
For the nine months ended June 30, 2023, COVID-19 expenses related to use taxes around the donation of personal protection merchandise. For the nine months ended June 30, 2022, COVID-19-related expense is comprised of obsolete PPE included in costs of products sold of $2.8 million as well as costs associated with the disposal of the obsolete PPE, vaccinations and testing in selling, general and administrative expenses.
(3)
Other represents additional taxes and interest for the Repatriation Tax.
(4)
Loss on debt extinguishment relates to the repayment of our 8.750% Senior Secured Second Lien Notes due 2025, which included a redemption premium of $13.1 million and the write-off of unamortized deferred financing costs of $3.3 million included in interest expense.
(5)
The provision for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized. Additionally, for the nine months ended June 30, 2022, provision for income taxes, for restructuring and other, includes the impact of a deferred tax asset write-down related to expired options in connection with the Transformation Plan.

Supplemental Schedules 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended June 30,			Nine Months Ended June 30,
Adjusted EBITDA:	2023	2022	Percentage Change	2023	2022	Percentage Change
Net earnings	$50,821	$46,567	9.1%	$142,019	$162,214	(12.4)%
Add:
Depreciation and amortization	25,426	24,890	2.2%	75,773	73,361	3.3%
Interest expense	18,654	35,977	(48.2)%	53,262	76,113	(30.0)%
Provision for income taxes	20,650	16,659	24.0%	52,840	60,117	(12.1)%
EBITDA (non-GAAP)	115,551	124,093	(6.9)%	323,894	371,805	(12.9)%
Share-based compensation	3,550	2,876	23.4%	12,523	8,866	41.2%
Restructuring and other	(349)	44	(893.2)%	12,288	2,689	357.0%
COVID-19	—	1,304	(100.0)%	1,052	6,223	(83.1)%
Adjusted EBITDA (non-GAAP)	$118,752	$128,317	(7.5)%	$349,757	$389,583	(10.2)%

			Basis Point Change			Basis Point Change
Adjusted EBITDA as a percentage of net sales
Adjusted EBITDA margin	12.8%	13.3%	(50)	12.5%	13.7%	(120)

Operating Free Cash Flow:	2023	2022	Percentage Change	2023	2022	Percentage Change
Net cash provided by operating activities	$53,123	$52,000	2.2%	$132,771	$49,227	169.7%
Less:
Payments for property and equipment, net	21,615	23,125	(6.5)%	63,796	67,234	(5.1)%
Operating free cash flow (non-GAAP)	$31,508	$28,875	9.1%	$68,975	$(18,007)	483.0%

Supplemental Schedules 5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Comparable Sales

(Unaudited)

	As of June 30,
	2023	2022	Change
Number of stores:
SBS:
Company-operated stores (1)	3,141	3,467	(326)
Franchise stores	—	1	(1)
Total SBS	3,141	3,468	(327)
BSG:
Company-operated stores (1)	1,204	1,229	(25)
Franchise stores	132	132	—
Total BSG	1,336	1,361	(25)
Total consolidated	4,477	4,829	(352)
Number of BSG distributor sales consultants (2)	650	700	(50)

(1)
Store count was impacted by the closure of 329 SBS stores and 32 BSG stores related to our Distribution Center and Site Optimization Plan.
(2)
BSG distributor sales consultants (DSC) include 189 and 187 sales consultants employed by our franchisees at June 30, 2023 and 2022, respectively.

	Three Months Ended June 30,			Nine Months Ended June 30,
	2023	2022	Basis Point Change	2023	2022	Basis Point Change
Comparable sales growth (decline):
SBS	3.0%	(5.0)%	800	5.0%	(0.5)%	550
BSG	(2.4)%	(1.6)%	(80)	(0.9)%	2.6%	(350)
Consolidated	0.6%	(3.6)%	420	2.4%	0.8%	160

Our comparable sales include sales from stores that have been operating for 14 months or longer as of the last day of a month and e-commerce revenue. Additionally, our comparable sales include sales to franchisees and full service sales. Our comparable sales excludes the effect of changes in foreign exchange rates and sales from stores relocated until 14 months after the relocation. Revenue from acquisitions are excluded from our comparable sales calculation until 14 months after the acquisition.